Exhibit 23.1

CONSENT OF BURR, PILGER & MAYER LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-105862) of Micrel, Incorporated of our report dated June 19, 2009, with respect to the Statement of Net Assets Available For Benefits of the Micrel Inc. 401(k) Plan as of December 31, 2008 and 2007, and the related Statement of Changes In Net Assets Available for Benefits for the year ended December 31, 2008, and the related supplemental Schedule H, line 4i – Schedule of Net Assets (Held At End of Year) as of December 31, 2008, which report appears in the December 31, 2008 Annual Report on Form 11-K of the Micrel, Inc. 410(k) Plan.

/s/ Burr, Pilger & Mayer LLP

BURR, PILGER & MAYER LLP
San Jose, California
June 19, 2009